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                                  EXHIBIT 11.01


                               INVIVO CORPORATION
             STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE

                                             YEARS ENDED JUNE 30,
                                        1996             1995             1994
                                        ----             ----             ----

Net income                           $2,472,000        3,348,300        2,881,000
                                     ==========       ==========       ==========

     Computation of weighted
     average common shares and
     equivalents outstanding:

      Common shares issued            3,216,362        3,186,290        3,163,349
       and outstanding

      Common stock equivalents          239,139          203,690          195,754
                                     ----------       ----------       ----------

     Weighted average common
     shares and equivalents
     outstanding                      3,455,501        3,389,980        3,359,103
                                     ==========       ==========       ==========


Net income per common share          $      .72              .99              .86
                                     ==========       ==========       ==========